Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

SEAWORLD ENTERTAINMENT, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

SeaWorld Entertainment, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Section A of Article VI, and inserting the following in lieu thereof:

“A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. Commencing at the annual meeting of stockholders to be held in 2017 (each annual meeting of stockholders, an “Annual Meeting”), subject to the special rights of holders of any series of Preferred Stock to elect additional directors, the directors of the Corporation shall be elected annually and shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. Notwithstanding the foregoing, any director in office at the 2017 Annual Meeting whose term expires at the 2018 Annual Meeting or the 2019 Annual Meeting (each such director, a “Continuing Classified Director”), shall continue to hold office until the end of the term for which such director was elected and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office.

In the event of any increase or decrease in the authorized number of directors, each Continuing Classified Director then serving shall nevertheless continue as a Continuing Classified Director until the expiration of his or her term or his or her death, resignation, retirement, disqualification or removal from office. In no event shall a decrease in the number of directors remove or shorten the term of any incumbent director.”

2. The Amended and Restated Certificate of Incorporation is hereby amended by deleting the last sentence of Section B of Article VI, and inserting the following in lieu thereof:

“Subject to the special rights of holders of any series of Preferred Stock to elect additional directors, any director elected to fill a vacancy or newly created directorship shall hold office until the next Annual Meeting and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Notwithstanding the foregoing, any director elected to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of a Continuing Classified Director shall hold office until the Annual Meeting at which the term of such Continuing Classified Director would have expired and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.”

3. The Amended and Restated Certificate of Incorporation is hereby amended by deleting Section C of Article VI, and inserting the following in lieu thereof:

“C. Subject to the special rights of holders of any series of Preferred Stock to elect additional directors, any or all of the directors may be removed at any time either with or without cause by the affirmative vote of a majority in voting power of all outstanding shares of stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any such director or all such directors may be removed with or without cause only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by applicable law, at any time Blackstone beneficially owns, in the aggregate, less than 40% in voting power of the stock of the Corporation entitled to vote generally in the election of directors, any Continuing Classified Director and any director appointed to fill a vacancy caused by the death, resignation, retirement, disqualification or removal of any Continuing Classified Director may be removed only for cause and only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.”

4. The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Amended and Restated Certificate of Incorporation on this 15th day of June, 2016.

SEAWORLD ENTERTAINMENT, INC.

By:	/s/ G. Anthony (Tony) Taylor
Name: G. Anthony (Tony) Taylor
Title: Chief Legal Officer, General Counsel and Corporate Secretary